Exhibit 10.20
Tennessee Valley Authority, 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1401
John E. Long, Jr.
Executive Vice President
Human Resources
April 21, 2004
Mr. Michael E. Rescoe
Chief Financial Officer and Executive
     Vice President, Financial Services
Tennessee Valley Authority
400 West Summit Hill Drive
Knoxville, Tennessee 37902-1401
Dear Mr. Rescoe:
This confirms our further discussions regarding your continuing employment as the Chief Financial Officer and Executive Vice President, Financial Services, with TVA. You have expressed concern that a change in the structure of the TVA Board and resulting selection of a Chief Executive Officer (CEO) could lead to your termination.
To address your concern, this confirms that if there is a change in your reporting relationship with the Board such that you report to a CEO or other similarly named executive, and if you are asked to leave TVA employment or are asked to take a position with TVA other than your current position as Chief Financial Officer and Executive Vice President, Financial Services, prior to July 10, 2008, TVA will pay you a lump-sum payment in an amount equal to two years’ of annual compensation. This amount shall not be less than two times the annual amounts described in our offer letter to you, as amended and dated June 19, 2003, and further amended hereby.
Annual compensation is defined for purposes of this document as base compensation (annual salary and annual deferred compensation) and the value of TVA’s Executive Annual and Long-Term Incentive Plans, measured at 100 percent achievement of goals.
Such lump-sum payment will be made in two equal installments by wire transfer into an account that you designate: the first such installment will be made within 10 days of the effective date of your termination and the second such payment will be made on the one year anniversary of your termination date. In the event that you should die after you leave TVA employment but before full payment, such payments shall not be reduced or offset in any way, and your legal beneficiary shall direct the payment instructions under this agreement.

Mr. Michael E. Rescoe

April 21, 2004
It is expressly understood that no payment will be made with respect to this agreement if your termination arises as a result of your malfeasance or gross negligence which directly results in significant economic harm to TVA.
If the foregoing correctly describes the terms of our discussion, please sign below my signature and ahead of the Sequential Board Approval, at the indicated place below.
Sincerely,

/s/ John E. Long, Jr. John E. Long, Jr.

/s/ Michael E. Rescoe Michael E. Rescoe	Date

APPROVED SEQUENTIALLY BY:

/s/ Glenn L. McCullough, Jr. Glenn L. McCullough, Jr.	4-28-04 Date

/s/ Skila Harris Skila Harris	5/3/04 Date

/s/ Bill Baxter Bill Baxter	4-23-04 Date